Exhibit 99.1

            ROLE & RESPONSIBILITIES OF LEAD INDEPENDENT DIRECTOR

The Lead Independent Director is elected annually by the independent members of the Board of Directors and is responsible for coordinating the activities of the independent directors and is expected to perform such other duties and responsibilities as the Board may determine. The specific responsibilities of the Lead Independent Director are:

   * Act as the principal liaison between the independent directors of the Board and the Chairman of the Board;
   * Develop the agenda for and preside at executive sessions of the Board's independent directors;
   * Coordinate with the Chairman of the Board as to an appropriate schedule for Board meetings, seeking to ensure that the independent directors can perform their duties responsibly, taking into account the cycle of Company operations and activities;
   * Collaborate with the Chairman of the Board on the agenda for Board meetings and the need for any special meetings of the Board;
   * Coordinate, as appropriate, with various chairs of Board Committees, the agenda for the respective Board Committee meetings;
   * Call meetings, as deemed necessary or appropriate, of the independent directors;
   * Advise the Chairman of the Board as to the quality, quantity and timeliness of the information submitted by the Company's management that is necessary or appropriate for the independent directors to effectively and responsibly perform their duties, and together with the Chairman of the Board approve all information sent to the Board;
   * Recommend to the Board the retention of any advisors and consultants who would report directly to the Board;
   * Together with the chair of the Nominating and Corporate Governance Committee, initiate the search for and interview all Board candidates, and make recommendations to the Nominating and Corporate Governance Committee;
   * Recommend to the Nominating and Corporate Governance Committee, together with the chair of the Committee, the membership of the various Board Committees, as well as the selection of Committee chairs;
   * Assist the Board and Company officers in better ensuring compliance with and implementation of the Company's corporate governance guidelines;
   * Oversee, together with chair of the Company's Compensation Committee, the Board's annual assessment of the performance of the Chief Executive Officer,
   * Be available to liaise with, and insure consistency in communications to shareholders; and
   *  Perform such other duties as the Board may from time to time delegate.